Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Derma Sciences, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-127527) on Form S-8, in the Registrations Statements (No. 333-163127 and No. 333-164942) on Form S-1 and Form S-1/MEF, respectively, and in the Registration Statements (Nos. 333-151028 and 333-135038) on Form S-3 of Derma Sciences, Inc. and subsidiaries of our report dated March 29, 2011, with respect to the consolidated balance sheet of Derma Sciences, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2010 Annual Report on Form 10-K of Derma Sciences, Inc.

/s/   KPMG LLP
Philadelphia, Pennsylvania
March 29, 2011